Amendment Agreement
relating to a Share Sale and Purchase Agreement dated 7 September 2006

Dated	11 October 2006

IDT Dutch Holdings BV (1)
Pipex Communications plc (2)
IDT Corporation (3)

TABLE OF CONTENTS

1	Introduction	1

2	Agreement	1

3	Payment of Trade Debts	5

7	Counterparts	6

8	Variation	6

9	Severance	6

10	Governing law	6

11	Jurisdiction	6

	DATE	11 October 2006

PARTIES
(1)	IDT DUTCH HOLDINGS BV (a company incorporated in The Netherlands) whose registered office is at Van Vollenhovenstratt 3, 3016 BE Rotterdam, The Netherlands (the “Seller");
(2)

PIPEX COMMUNICATIONS PLC (a company incorporated in England and Wales with company number 3974683) whose registered office is at 1 Triangle Business Park, Stoke Mandeville, Buckinghamshire, HP22 5BL (the “Buyer”); and

(3)	IDT CORPORATION (a company incorporated in the State of Delaware, United States of America) whose headquarters are at 520 Broad Street, Newark NJ07102, United States of America (the ”Guarantor”).

1	Introduction

1.1
The Seller, the Buyer and the Guarantor are together the parties to a conditional share purchase agreement dated 7 September 2006 relating to the sale and purchase of the entire issued share capital of IDT Direct Limited (the “Share Purchase Agreement”).

1.2	The parties now wish to amend the Share Purchase Agreement as set out below in this Deed.

1.3	Except where a different interpretation is necessary in the context, the words and expressions used in this Agreement shall have the same meaning as those used in the Share Purchase Agreement.

2	Agreement

2.1	Each of the Buyer, the Seller and the Guarantor hereby agree that the Share Purchase Agreement be amended as follows:

(a)	the definition of “Cash Consideration” be deleted;

(b)	the definition of “Trademark and Domain Name Assignment” be deleted;

(c)	the following new definitions be inserted in clause 1:

“Assignment of Generic Domain Names” the agreement relating to the assignment of certain generic domain names entered into between the Company (1) and the Guarantor (2) of the same date as this Agreement

“Licence relating to Trademarks and Domain Names” the agreement relating to the exclusive licence of certain trademarks and Domain Names between the Company (1), IDT Direct Ireland Limited (2) and the Guarantor (3) of the same date as this Agreement

“Outstanding Intra-Group Debts” £20,000,000, being the amount of all debts outstanding between the Company and the members of the Seller’s Group immediately before Completion (as set out in Part A of Schedule 10) to be repaid by the Company at Completion in accordance with clause 6.3(a).”

(d)	the following definitions at clause 1 be amended:

“IDT England NCL” by deleting the definition of this term and inserting in its place a new definition consisting of the words “the aggregate amount, at the close of business on 30 September 2006, by which the current liabilities of IDT England exceed the aggregate amount, at the close of business on 30 September 2006, of the current assets of IDT England calculated in accordance with the Accounting Instructions”.

“IDT Ireland NCL” by deleting the definition of this term and inserting in its place a new definition consisting of the words “the aggregate amount, at the close of business on 30 September 2006, by which the current liabilities of IDT Ireland exceed the aggregate amount, at the close of business on 30 September 2006, of the current assets of IDT Ireland calculated in accordance with the Accounting Instructions”.

“Claim” by inserting after the words “other provision hereunder” the words “but excluding for the avoidance of doubt any adjustment to the Consideration required in accordance with clause 8”.

“Completion Accounts” by inserting after the words “the IDT England Completion Accounts” the words “and the IDT Ireland Completion Accounts”

“Guarantee” by deleting the numbers “37.1(a)” and “37.1(b)” and replacing them respectively with the numbers “38.1(a)” and “38.1(b)”

“IDT Ireland Shares” by deleting each of the numbers “1” and replacing each of them with the number “1,250,001”

“Customer Determination Date” by deleting the words “6 September, being”

(e)
clause 3.1 be amended by (i) deleting “£24,000,000” on the first line and inserting “£4,000,000” in its place; (ii) deleting the letter “(a)” and the word “and” at the end of sub-clause (a); and (iii) deleting sub clause (b).

(f)
clause 4.1(b) be amended by deleting (i) the comma after “(5)” and inserting the word “and” in its place; (ii) the words “the Trademark and Domain Name Assignation” and inserting the words “Assignment of Generic Domain Names” in its place and (iii) the words “and the IDT Ireland Share Purchase Agreement” and inserting the words “Licence relating to Trademarks and Domain Names” in its place on the fourth line of this clause.

(g)	In clause 6.3(a) the words are deleted and replaced with:

“procure the payment by the Company, by the delivery to the Seller’s Solicitors of an electronic transfer of £20,000,000, being the amount of, and paid by the Company in satisfaction of, the Outstanding Intra-Group Debts.”

(h)
clause 6.3 be amended by (i) deleting the words appearing in sub-clause (d) of clause 6.3 and inserting the words “procure the delivery to the Seller of the counterpart of the Supplementary Disclosure Letter duly signed by the Buyer” in their place, (ii) deleting sub-clause (i) of clause 6.3 in its entirety and re-numbering clause 6.3(j) accordingly and (iii) inserting the words “(or, as the case may be, by such Affiliate of the Buyer as is party to it)” after the words “duly signed by the Buyer” in each of sub-clauses (e), (f) and (i) (as renumbered) of clause 6.3.

(i)	a new clause 6.6 be inserted as follows:

“The Seller shall within 7 Business Days of the Completion Date deliver to the Buyer a legal opinion of Stibbe (or other Dutch counsel reasonably acceptable to the Buyer) in a form reasonably acceptable to the Buyer, which opinion shall (i) contain reasonable or customary limitations, exceptions, qualifications and factual assumptions, and (ii) address, inter alia, the following matters (but in the precise language chosen by the issuing counsel):

(a) that each of the Seller’s Completion Documents have been validly entered into by the Seller and represent binding obligations upon it enforceable in accordance with their terms;

(b) that the entry into and consummation of the Seller’s Completion Documents will not conflict with or breach the Seller’s articles of association or equivalent constitutional documents;

(c) that the entry into and consummation of the Seller’s Completion Documents does not require any filing with, or the obtaining of any permit, authorisation, consent or approval of, any governmental or regulatory authority of The Netherlands;

(d) that no consents, approvals, authorisations or licences are required to be obtained by the Seller from, and no registrations or filings are required to be made by the Seller with, any governmental or other authority or agency in The Netherlands in connection with the entry into and consummation of the Seller’s Completion Documents;

(e) that the Seller is not subject to any insolvency events; and

(f) that the Seller is a company duly incorporated in The Netherlands and validly existing with limited liability under the laws of The Netherlands.”

(j)	a new clause 6.7 be inserted as follows:

“6.7 The Seller shall following Completion take all reasonable action to facilitate the resignation of the auditors of the Company in accordance with section 392 of the Companies Act 1985 within 14 days of Completion”

(k)	Clause 8.6 be amended by inserting the words “or Customer Determination Date (as applicable)” after the words “Accounts Determination Date”.

(l)	a new clause 10.16 be inserted as follows:

“10.16 Notwithstanding any other provision of this Agreement, the parties agree that, to the extent that any of the Warranties contain any statement as to the value of the tax assets of the Company, such Warranties shall be deemed to relate to such value as at 30 September 2006 and not as at Completion.”

(m)
clause 18.1 be amended by inserting the words “and the deed of amendment to be entered into between the parties immediately prior to Completion (the “Deed of Amendment”)” after the words “incorporated in it” and before the words “constitute the” on the first line.

(n)	clause 18.3 be amended by inserting the words “, the Deed of Amendment” after the words “Tax Deed” and before the words “or in any other” on the first line.

(o)	a new clause “24 Grossing up” be inserted as follows:

“If Taxation is payable on any sum paid by the Seller or the Guarantor under this Agreement and/or the Tax Deed, the sum otherwise so payable shall be grossed up by such amount as will ensure that, after payment of any Taxation charged on or in respect of such payment, there shall be left a sum equal to that which would otherwise be payable under this Agreement and/or the Tax Deed.”

(p)	a new clause “25 Period between 1 October and Completion” be inserted as follows:

“25.1 The Seller shall procure that the bank account of the Company shall at Completion contain cleared funds in pounds Sterling in an amount (the “Required Amount”) at least equal to the sum of the following:

(a) all cash received by the Company (save for any sum lent to the Company by any member of the Seller’s Group) in the period from 1 October 2006 to the Completion Date (inclusive); less

(b) all cash paid by the Company to creditors (other than to BT plc or its Affiliates and other than any sum paid to any member of the Seller’s Group) in the period from 1 October 2006 to the Completion Date (inclusive).

The current non-binding estimate of the amount of the Required Amount is £1,148,333 less £2,345 (being the sterling equivalent of €3,470), as derived from the table set out in Part B of Schedule 10. The parties acknowledge that the Company shall have paid £1,588,232 plus £2,345 (being the sterling equivalent of €3,470) to the Guarantor or an Affiliate of the Guarantor prior to Completion.

25.2 In the event of any dispute as to the amount of the Required Amount, such matter shall be deemed to be a “Disputed Matter” and shall be referred to an Independent Accountant for determination and the provisions of paragraphs 3.5 to 3.9 of Schedule 6 shall apply mutatus mutandis as regards the determination by the Independent Accountant of the Required Amount. If the Required Amount as so determined by the Independent Accountant is greater than the relevant amount held in the Company’s bank account at Completion as referred to in clause 25.1, then the Seller shall pay to the Buyer in cash an amount equivalent to such difference within 3 Business Days of the date that the Independent Account determines the Required Amount.”

(q)
clauses 24 “Effect of Completion” to and including clause 37 “Execution” be re-numbered as clauses 26 “Effect of Completion” to and including clause 39 “Execution” and all cross references in the current clauses (i) 29 “Notices” and 4.4 to the number “29” be substituted with the number “31”; and (ii) 36 “Guarantee and indemnity” to the number 36 be substituted with the number “38”.

(r)
Part 2 of Schedule 2 be amended by (i) inserting the word “Company” after the words “secretary of the” in paragraph 7, (ii) deleting the words appearing in paragraph 8 and inserting the words “Evidence of the authority of those persons who have signed the Telemarketing Agreement on behalf of IDT Global Israel Limited” in its place, (iii) deleting the words appearing in paragraph 9 and inserting the words “The Assignment of Generic Domain Names duly signed by all parties to the agreement” in its place, (iv) deleting the words appearing in paragraph 17 and inserting the words “Licence relating to Trademarks and Domain Names duly signed by all parties to the agreement” in its place, (v) deleting the words appearing in paragraph 19 and inserting the words “Duly signed letters in the agreed form in respect of the waiver of certain indebtedness owed by and to the Company to and from members of the Seller’s Group,” (vi) inserting the words “(other than the Buyer)” after the words “to the agreement” in each of paragraphs 15, 16 and 18 and (vii) inserting a new paragraph 21 with the words “A copy of the minutes of a meeting of the directors of each of the Seller and the Guarantor authorising the execution by the appropriate signatories on behalf of the Seller and the Guarantor (as appropriate) of such agreements as the Seller and/or the Guarantor are to become party at Completion as provided in this Agreement (such copy minutes being certified as accurate by the company secretary of the Seller and the Guarantor (as appropriate)).”.

(s)	In Schedule 4 a new paragraph 23.6 shall be inserted as follows:

Obligations of the Company

23.6  The only obligations in the nature of indebtedness owing from the Company to any member of the Seller’s Group at Completion are (i) set out in Part A of Schedule 10, and (ii) in respect of trade debts arising in the ordinary course of business between 1 September 2006 and the Completion Date (which, for the avoidance of doubt, do not exceed £678,534 and the actual amount of which will be included in the IDT England NCL).

23.7  As far as the Seller is aware, other than as provided for in paragraph 23.6 of this Schedule 4, the only obligations owing from the Company to any member of the Seller’s Group are those in respect of the Facilities Transition Agreement, the Telemarketing Agreement, the Systems Transition Agreement, the International Calls Termination Agreement, the Licence relating to Trademarks and Domain names and the Assignment of Generic Domain Names.

(t)
the Warranties contained in Schedule 4 shall be deemed to be amended and qualified to reflect (i) the obligations contemplated by this Agreement and (ii) (A) the waiver of amounts owed by and to the Company and from members of Seller’s Group (in the net amount of £8,827,255 of forgiveness of obligation owed by the Company), and (B) the payment of an obligation in the amount of £2,003,096 by IDT Global Limited to the Company and the payment of an obligation in such amount from the Company to IDT Global Limited, prior to Completion and any agreements entered into in connection therewith (the “Waiver of Debt”), including without limitation, those Warranties contained in clauses 4, 9.1 and 23.2 of Schedule 4 to the Share Purchase Agreement. For the avoidance of doubt, such Warranties shall be deemed to be amended and qualified without the need for express amendment in the Disclosure Letter.

(u)	paragraph 4.2 of Schedule 4 be amended by substituting the number “12.3” in place of “11.2” on the third line.

(v)	paragraph 9.1(h) of Schedule 4 be amended by deleting the words “[insert amount]” and inserting in their place the words “£25,000”.

(w)
in relation to Schedule 6: (i) the word “completion” in paragraph 2.1 of Schedule 6 be deleted and replaced with the words “30 September 2006”, (ii) the words “Completion Date” in paragraph 2.2 be deleted and replaced with the words “30 September 2006”, (iii) paragraph 2.4 of Schedule 6 be interpreted in light of the revised definitions of “IDT England NCL” and “IDT Ireland NCL” as set out in paragraph 2.1(d) above, and (iv) a new paragraph 2.5 of Schedule 6 be inserted as follows: “2.5 Any deferred tax asset shall not be included as an asset in the Completion Accounts or otherwise taken into account in their preparation” provided however, that in connection with the preparation of the Completion Accounts an amount for the deferred tax assets as of 30 September 2006 shall be prepared and agreed upon by the parties.”

(x)	there shall be added to Share Purchase Agreement a new Schedule 10 in the form appearing at Schedule 1 to this Agreement.

(y)	the words appearing below the heading “Customers” in Schedule 7 shall be deleted and there shall be inserted in their place the words appearing in Schedule 2 to this Agreement.

3	Payment of Trade Debts

The Buyer shall procure the payment by the Company and/or IDT Direct Ireland Limited (as the case may be), of the trade debts owing to members of the Seller’s Group that are included in the Completion Accounts.

4	Payment of Outstanding Intra-Group Debts

For the avoidance of doubt, the obligation to pay the Outstanding Intra-Group Debts in accordance with clause 6.3(a) of the Share Purchase Agreement (as amended) is an obligation of the Company and not the Seller, and the Buyer shall procure that the Company is put in funds in order to be able to meet this obligation.

5	Target NCL

The parties agree that the IDT England NCL Target shall be £(1,399,997) and that the IDT Ireland NCL Target shall be £(112,436).

6	Completion

The parties acknowledge that the Conditions are satisfied and that Completion shall accordingly take place in accordance with the terms of the Share Purchase Agreement forthwith after execution of this Agreement.

7	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

8	Variation

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party.

9	Severance

If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

10	Governing law

This Agreement is governed by and is to be construed in accordance with English law.

11	Jurisdiction

Save as otherwise expressly provided in this Agreement, the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

SIGNED and delivered as a deed by IDT DUTCH HOLDINGS BV acting by:
/s/ Douglas Mauro Director
/s/ Pongchand Permsuvan Director

SIGNED and delivered as a deed by PIPEX COMMUNICATIONS PLC acting by:
/s/ Peter Dubens Director
Stewart Porter	/s/ Stewart Porter Director / Secretary

SIGNED and delivered as a deed by IDT CORPORATION acting by:
/s/ Marcelo Fischer - CFO Director
_____________________ Director